JOSEPH BERNSTEIN RETIRES FROM GRANDPARENTS.COM

New York, NY, June 30, 2014, PRNewswire — Grandparents.com, Inc. (OTCBB: GPCM) announced today that Joseph Bernstein, Co-CEO, CFO, Treasurer and Director, has retired from the Company to lead the development of a golf resort and residence club project in Israel. Mr. Bernstein will also take a more active role as Chairman of Friends Beverage Group.  Mr. Bernstein played an instrumental role in acquiring the Grandparents.com website, taking the company public, and positioning the company for growth with Co-CEO Steve Leber. Mr. Bernstein’s retirement became effective as of June 26, 2014. Mr. Bernstein and members of his family beneficially own over ten percent of the outstanding shares of the Company.